Exhibit 4.8

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

SOFTBRANDS, INC.

SENIOR SUBORDINATED SECURED NOTE DUE 2008

$20,000,000.00	October 1, 2003

FOR VALUE RECEIVED, SoftBrands, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Capital Resource Partners IV, L.P. or assigns (hereinafter referred to as the “Payee”), on or before December 31, 2008, the principal sum of Twenty Million Dollars (S20,000,000.00) or such part thereof as then remains unpaid, and to pay interest from October 1, 2003 until the whole amount of the principal hereof remaining unpaid shall become due and payable at the rate of fourteen percent (14%) per annum on the whole amount of said principal sum remaining from time to time unpaid, such interest to be payable quarterly in arrears on the last Business Day of March, June, September and December in each year, the first such payment to be due and payable on December 31, 2003.  Except as set forth in the Agreement and the preceding sentence, principal, premium, if any, and interest shall be payable in lawful money of the United States of America, in immediately available funds, by wire transfer of funds to the account or accounts designated in writing by the Payee or in such other manner as the Payee may designate from time to time in writing to the Company.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.  Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.  Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced hereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company.  To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

If an Event of Default, as defined in the Agreement (as defined below), has occurred and is continuing, any outstanding unpaid principal hereof and any unpaid interest thereon shall bear interest, payable on demand, (i) should the Event of Default be pursuant to Section 8.01 (a) or (b) of the Agreement, at the rate of nineteen percent (19%) per annum, or such lower rate as then may be the maximum rate permitted by applicable law, or (ii) otherwise, at the rate of seventeen percent (17%) per annum, or such lower rate as then may be the maximum rate permitted by applicable law; provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, this Note shall again resume bearing interest at the rate of fourteen percent (14%) per annum from the date such Events of Default are cured.

This Note is issued pursuant to and is entitled to the benefits of a certain Senior Subordinated Secured Note and Warrant Purchase Agreement, dated as of November 26, 2002, by and among the Company, its Significant Subsidiaries (as defined therein) and Capital Resource Partners IV, L.P. (as the same may be amended from time to time, referred to herein as the “Agreement”), and each holder of this Note, its acceptance hereof, agrees to be bound by the provisions of the Agreement.  The Company and the Payee further acknowledge and agree that (i) this Note is subject to prepayment, in whole or in part, and to certain mandatory redemption payments, as specified in the Agreement and (ii) in case of an Event of Default, as defined in the Agreement, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreement.

As further provided in the Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been paid on the surrendered Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to the transferee or transferees.

In case any payment herein provided for shall not be paid when due, the Company promises to pay all costs of collection, including all reasonable attorney’s fees.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.  This Note shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

IN WITNESS WHEREOF, the Company has executed this Note under seal as of the date first written above.

SOFTBRANDS, INC.

		By:	/s/ David G. Latzke
Name (Printed): David G. Latzke
Title: SVP & CFO

[Corporate Seal]

ATTEST:

By:	/s/ Craig Thompson
Title: VP, Finance & Accounting